Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

LifeStance Health Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	LifeStance Health Group, Inc. 2021 Equity Incentive Plan Common Stock, $0.01 par value	Other - 457(c) and 457(h)	19,136,740 shares (2)	$7.78 (3)	$148,883,837.20	$153.10	$22,794.12
Equity	LifeStance Health Group, Inc. 2021 Employee Stock Purchase Plan Common Stock, $0.01 par value	Other - 457(c) and 457(h)	3,827,348 shares (4)	$7.78 (3)	$29,776,767.44	$153.10	$4,558.82
Total Offering Amounts					$178,660,604.64		$27,352.94
Total Fee Offsets							N/A
Net Fee Due							$27,352.94

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminable number of additional shares of the registrant’s common stock that may become issuable pursuant to terms designed to prevent dilution resulting from share splits, share dividends or similar events.
(2)
Represents an increase to the number of shares available for issuance under the LifeStance Health Group, Inc. 2021 Equity Incentive Plan, effective as of January 1, 2025.
(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) based on the average of the high and low prices of the registrant’s Common Stock as reported on the Nasdaq Global Select Market on February 21, 2025 to be $7.57 and $7.98, respectively.
(4)
Represents an increase to the number of shares available for issuance under the LifeStance Health Group, Inc. Employee Stock Purchase Plan, effective as of January 1, 2025.